UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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NETAPP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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     Pursuant to discussions with Institutional Shareholder Services concerning its vote recommendation on Proposal No. 2 in our Proxy Statement for our Annual Meeting of Stockholders to be held on September 2, 2008, we are providing the following additional information with respect to Proposal No. 2.
     Under the terms of our 1995 Stock Option Plan (the “1995 Plan”) our nonemployee directors are eligible to participate in all equity programs under the 1995 Plan. Historically we have made grants to nonemployee directors under the discretionary option grant program in order to compensate them for responsibilities such as committee service or chairmanship, as well as the automatic option grant program in order to compensation them for service as a director. However, our 1995 Plan expires on August 31, 2008, and thereafter no further grants will be made out of this plan. In order to permit us to continue to have sufficient flexibility to structure the equity component of director compensation, we are asking our stockholders to approve the amendment to the 1999 Stock Option Plan (the “1999 Plan”) so that our nonemployee directors will remain eligible to participate in all available equity programs. Although the nonemployee directors would be eligible for all equity programs under the 1999 Plan if the proposal is approved, we do not currently have any plans to grant in excess of our historical levels to compensate for committee service or chairmanship or to use the Discretionary Option Grant Program as a means to supplement or increase the number of shares our nonemployee directors receive under the Automatic Option Grant Program for compensation as a director.